As filed with the Securities and Exchange Commission on December 13, 2004
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2814522 (I.R.S. Employer Identification No.)

800 South Northpoint Boulevard, Waukegan, IL 60085
(Address, including zip code, of registrant’s principal executive offices)

__________________________

WMS INDUSTRIES INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
(Full title of the Plan)
__________________________

Kathleen J. McJohn, Esq.
Vice President, General Counsel,
and Secretary
WMS Industries Inc.
800 South Northpoint Boulevard
Waukegan, Illinois 60085
(847) 785-3000
(Name and address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:

Jeffrey N. Siegel, Esq.
Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee (1)
Deferred Compensation Obligations (2)	$6,500,000	100%	$6,500,000	$766

(1)	Estimated solely for the purposes of calculating the registration fee, which is computed, in accordance Rule 457(h) and (o) under the Securities Act, based on the estimated amount of compensation to be deferred under the WMS Industries Inc. Non-Qualified Deferred Compensation Plan.

(2)	The Deferred Compensation Obligations are general unsecured obligations of WMS Industries Inc. to pay deferred compensation to participants in accordance with the plan.

NOTE:

The filing of this registration statement does not constitute an admission that the deferred compensation obligations are securities or are subject to registration under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified by Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004; definitive proxy statement for its 2004 annual meeting of stockholders; quarterly report on Form 10-Q for the quarter ended September 30, 2004; and current reports on Form 8-K filed on August 13, 2004, September 15, 2004, Septemer 24, 2004, October 29, 2004, November 17, 2004 and November 23, 2004, including all exhibits thereto, are incorporated herein by this reference and made a part of this registration statement.

All documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the termination of this offering or payment in full of all the obligations offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4. Description of Securities.

The deferred compensation obligations are general unsecured obligations of the registrant to pay the value of deferred compensation accounts in accordance with the terms and conditions of the WMS Industries Inc. Non-Qualified Deferred Compensation Plan (the “Plan”).

The Plan is an unfunded non-qualified deferred compensation plan for selected members of the registrant’s Board of Directors and employees. It is intended to help participants supplement their savings and retirement income by allowing them to defer a portion of their pre-tax compensation in excess of the limitations on their contributions to the registrant’s tax-qualified 401(k) plan and to defer taxation on earnings.

The Plan is administered by the Compensation Committee of the registrant’s Board of Directors. The Plan became effective on December 1, 2003 and is perpetual in duration. The registrant’s Board of Directors may amend or terminate the Plan, provided that the amendment or termination does not result in a reduction of a participant’s account balance as of the date of the amendment or termination. Currently, selected employees and directors of the registrant earning at least $200,000 per year are eligible to participate in the plan, but the registrant’s Compensation Committee may change who is selected to participate, including inviting directors to participate.

Under the Plan, participants may elect to defer up to 50% of their base salary in excess of $205,000 and 100% of their bonus in excess of $205,000 of total compensation, but the Compensation Committee may change those percentages and amounts. The registrant may make matching contributions and profit-sharing contributions to the Plan on behalf of participants. Amounts deferred under the Plan and any employer contributions are credited to a deferred compensation account maintained on behalf of each participant. Each participant may elect to allocate his or her deferred compensation among a number of hypothetical investment options. The hypothetical earnings and losses on those investment options are credited to or debited from the participant’s account.

The participants elect the length of the deferral, subject to a minimum, and the schedule of payouts from their accounts. Under current tax law, the deferrals are subject to FICA tax, but not federal or state income taxes, when deferred, and the distributions are treated as ordinary income and are subject to federal and state income tax, but not FICA tax.

Item 5. Interests of Named Experts and Counsel.

The validity of the deferred compensation obligations offered hereby will be passed upon for the registrant by Kathleen J. McJohn, the Senior Vice President, Secretary and General Counsel of the registrant.

Item 6. Indemnification of Directors and Officers.

The registrant’s authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), by the Amended and Restated Bylaws of the registrant, as amended (the “Bylaws”), by the Restated Certificate of Incorporation, as amended, of the registrant (the “Certificate of Incorporation”) and by indemnity agreements entered into with directors and officers (the “Indemnity Agreements”).

Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the registrant.

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The Certificate of Incorporation and Bylaws provide that the registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the registrant to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

Each Indemnity Agreement provides for the registrant to indemnify the applicable officer or director, to the fullest extent permitted by the laws of the State of Delaware, and obligate the registrant to provide the maximum protection allowed under Delaware law.

The registrant has purchased directors, officers and corporate liability insurance policies. The policies cover up to an annual aggregate amount of $40 million for losses of directors and officers of the registrant arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the registrant. Of this $40 million, $20 million is available only for claims for which indemnity is not available as described in this Item 6. The remaining $20 million under the policies also covers losses of the registrant for class action securities claims made against the registrant and for the amount of any indemnification paid to directors and officers, in each case up to the aggregate limit of $20 million. The policy covers securities derivative claims and claims without indemnification for up to $40 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the registrant dated February 17, 1987; Certificate of Amendment dated January 28, 1993; and Certificate of Correction dated May 4, 1994, all incorporated by reference to Exhibit 3(a) to the registrant’s Annual Report on Form 10-K for the year ended June 30, 1994.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the registrant, as filed with the Secretary of State of the State of Delaware on February 25, 1998, incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

4.3	Rights Agreement, dated March 5, 1998 between the registrant and The Bank of New York, as Rights Agent, incorporated by reference to the registrant’s Registration Statement on Form 8-A, filed with the Commission on March 25, 1998.

4.4	By-Laws of the registrant, as amended and restated March 10, 2004, incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

4.5	WMS Industries Inc. Non-Qualified Deferred Compensation Plan.

5	Opinion of Kathleen J. McJohn, the Senior Vice President, Secretary and General Counsel of the registrant.

23.1	Consent of Kathleen J. McJohn (contained in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on the signature page hereof).

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Item 9. Undertakings.

a.  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois on this 13th day of December, 2004.

WMS INDUSTRIES INC.

By:	/s/ Brian R. Gamache

Brian R. Gamache, President and Chief Executive Officer

Power of Attorney

Each person whose signature to this Registration Statement appears below hereby appoints Brian R. Gamache and Kathleen J. McJohn, and each of them acting singly, as his or her attorney-in-fact, to sign on his or her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Brian R. Gamache	December 13, 2004	President and Chief Executive Officer (Principal
Brian R. Gamache		Executive Officer) and Director

/s/ Scott D. Schweinfurth	December 13, 2004	Executive Vice President, Chief Financial Officer
Scott D. Schweinfurth		and Treasurer (Principal Financial and Principal
Accounting Officer)

/s/ Louis J. Nicastro	December 13, 2004	Chairman of the Board of Directors
Louis J. Nicastro

/s/ Norman J. Menell	December 13, 2004	Vice Chairman of the Board of Directors
Norman J. Menell

/s/ Harold H. Bach, Jr.	December 13, 2004	Director
Harold H. Bach, Jr.

/s/ William C. Bartholomay	December 13, 2004	Director
William C. Bartholomay

/s/ Neil D. Nicastro	December 13, 2004	Director
Neil D. Nicastro

/s/ Harvey Reich	December 13, 2004	Director
Harvey Reich

/s/ Ira Sheinfeld	December 13, 2004	Director
Ira Sheinfeld

/s/ William J. Vareschi, Jr.	December 13, 2004	Director
William J. Vareschi

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the registrant dated February 17, 1987; Certificate of Amendment dated January 28, 1993; and Certificate of Correction dated May 4, 1994, all incorporated by reference to Exhibit 3(a) to the registrant’s Annual Report on Form 10-K for the year ended June 30, 1994.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the registrant, as filed with the Secretary of State of the State of Delaware on February 25, 1998, incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

4.3	Rights Agreement, dated March 5, 1998 between the registrant and The Bank of New York, as Rights Agent, incorporated by reference to the registrant’s Registration Statement on Form 8-A, filed with the Commission on March 25, 1998.

4.4	By-Laws of the registrant, as amended and restated March 10, 2004, incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

4.5	WMS Industries Inc. Non-Qualified Deferred Compensation Plan.

5	Opinion of Kathleen J. McJohn, the Senior Vice President, Secretary and General Counsel of the registrant.

23.1	Consent of Kathleen J. McJohn (contained in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on the signature page hereof).